Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

March 7, 2024

MetLife, Inc.

200 Park Avenue

New York, NY 10166

RE:	METLIFE, INC. - UNDERWRITTEN PUBLIC OFFERING OF SENIOR NOTES

Ladies and Gentlemen:

We have acted as special counsel to MetLife, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of ¥7,100,000,000 in aggregate principal amount of the Company’s 1.009% Senior Notes due 2029 (the “2029 Senior Notes”), ¥23,100,000,000 in aggregate principal amount of the Company’s 1.415% Senior Notes due 2031 (the “2031 Senior Notes”), ¥16,700,000,000 in aggregate principal amount of the Company’s 1.670% Senior Notes due 2034 (the “2034 Senior Notes”), ¥11,200,000,000 in aggregate principal amount of the Company’s 1.953% Senior Notes due 2039 (the “2039 Senior Notes”), ¥15,500,000,000 in aggregate principal amount of the Company’s 2.195% Senior Notes due 2044 (the “2044 Senior Notes”), ¥23,500,000,000 in aggregate principal amount of the Company’s 2.390% Senior Notes due 2054 (the “2054 Senior Notes”), and ¥15,200,000,000 in aggregate principal amount of the Company’s 2.448% Senior Notes due 2059 (the “2059 Senior Notes” and, together with the 2029 Senior Notes, the 2031 Senior Notes, the 2034 Senior Notes, the 2039 Senior Notes, the 2044 Senior Notes, and the 2054 Senior Notes, the “Senior Notes”), pursuant to the Underwriting Agreement, dated March 1, 2024 (the “Underwriting Agreement”), among the Company and the representatives (the “Representatives”) of the underwriters (the “Underwriters”) listed on Schedule I to the Pricing Agreement, dated March 1, 2024 (the “Pricing Agreement”), among the Company and the Representatives. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

In the above capacity, we have reviewed: (a) the registration statement on Form S-3 (File No. 333-268442) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on November 17, 2022, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (the “Registration Statement”); (b) the prospectus, dated November 17, 2022 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated February 26, 2024, relating to the Senior Notes, in the form filed by the Company with the Commission on February 26, 2024 pursuant to Rule 424(b) of the Rules and

BRUSSELS  CHICAGO  FRANKFURT  HOUSTON  LONDON  LOS ANGELES  MILAN

MUNICH  NEW YORK  PALO ALTO  PARIS  ROME  SAN FRANCISCO  WASHINGTON

MetLife, Inc.

March 7, 2024

Regulations; (d) the prospectus supplement, dated March 1, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the Senior Notes, in the form filed by the Company with the Commission on March 4, 2024 pursuant to Rule 424(b) of the Rules and Regulations; (e) the Issuer Free Writing Prospectus containing the final pricing terms of the Senior Notes filed by the Company with the Commission on March 1, 2024; (f) an executed copy of the Underwriting Agreement; (g) an executed copy of the Pricing Agreement; (h) an executed copy of the Indenture, dated as of November 9, 2001 (the “Senior Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company National Association (as successor to Bank One Trust Company, N.A.)), as trustee (the “Trustee”); (i) an executed copy of the Thirty-Ninth Supplemental Indenture relating to the 2029 Senior Notes, dated as of March 7, 2024 (the “Thirty-Ninth Supplemental Indenture”), an executed copy of the Fortieth Supplemental Indenture relating to the 2031 Senior Notes, dated as of March 7, 2024 (the “Fortieth Supplemental Indenture”), an executed copy of the Forty-First Supplemental Indenture relating to the 2034 Senior Notes, dated as of March 7, 2024 (the “Forty-First Supplemental Indenture”), an executed copy of the Forty-Second Supplemental Indenture relating to the 2039 Senior Notes, dated as of March 7, 2024 (the “Forty-Second Supplemental Indenture”), an executed copy of the Forty-Third Supplemental Indenture relating to the 2044 Senior Notes, dated as of March 7, 2024 (the “Forty-Third Supplemental Indenture”), an executed copy of the Forty-Fourth Supplemental Indenture relating to the 2054 Senior Notes, dated as of March 7, 2024 (the “Forty-Fourth Supplemental Indenture”) and an executed copy of the Forty-Fifth Supplemental Indenture relating to the 2059 Senior Notes, dated as of March 7, 2024 (the “Forty-Fifth Supplemental Indenture” and, together with the Thirty-Ninth Supplemental Indenture, the Fortieth Supplemental Indenture, the Forty-First Supplemental Indenture, the Forty-Second Supplemental Indenture, the Forty-Third Supplemental Indenture, and the Forty-Fourth Supplemental Indenture, the “Supplemental Indentures”), in each case, between the Company and the Trustee; (j) copies of the certificates executed by the Company representing the Senior Notes; and (k) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (k) of the preceding paragraph, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificates representing the Senior Notes.

MetLife, Inc.

March 7, 2024

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the issuance and sale of the Senior Notes have been duly authorized by the Company, each certificate representing the Senior Notes has been duly executed and delivered by the Company, and when each certificate representing the Senior Notes of a series has been authenticated and delivered by the Trustee in accordance with the terms of the Senior Indenture and the related Supplemental Indenture and the Senior Notes of such series have been delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Pricing Agreement, the Senior Indenture and the respective Supplemental Indenture, such Senior Notes will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Senior Indenture and the respective Supplemental Indenture, and will be enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (ii) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. In particular (and without limiting the generality of the foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Senior Notes is located that limits the rate of interest that such holder may charge or collect. Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Senior Notes or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Senior Notes, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Opinions” contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP